EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-33446, 333-30554, 333-95109, 333-64085, 333-64087 and 333-95553) of Christopher & Banks Corporation of our report dated April 4, 2003 relating to the financial statements, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

May 28, 2002